Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2013, relating to the financial statements of Northern Oil and Gas, Inc., and the effectiveness of Northern Oil and Gas, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

May 8, 2013